Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-138048, 333- 136657, 333-126942, and 333-126943 on Forms S-8 of our reports dated March 8, 2007, relating to the consolidated financial statements and financial statement schedule of ITC Holdings Corp. (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 158) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
March 8, 2007